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                                                                   Exhibit 10.36

                                TALX CORPORATION

          SCHEDULE OF NAMED EXECUTIVE OFFICER COMPENSATION ARRANGEMENTS

(a)      2007 Annual Base Salaries and Employment Agreements

         Effective April 3, 2006, base salaries for our named executive officers were: $500,000 for William W. Canfield, President and Chief Executive Officer; $265,000 for L. Keith Graves, Senior Vice President and Chief Financial Officer; $235,000 for Michael E. Smith, Senior Vice President, Marketing; $213,000 for Edward W. Chaffin, President-UC eXpress and $200,000 for Stacey A. Simpson, President, The Work Number. These salaries are paid pursuant to each officer's Employment Agreement with us, and this disclosure is qualified by reference to the written agreements, forms of which, or which, are filed or incorporated by reference as exhibits to the attached Annual Report on Form 10-K.

         In connection with our annual review of executive officer compensation, we entered into revised employment agreements with several of our executive officers. The new agreements commenced effective April 3, 2006. Their terms are the same as those described in our Current Report on Form 8-K dated May 10, 2005, except that in the event of termination "based on the actions by the Company," other than for "cause," the officers would be entitled to a lump sum payment equal to:

   o For Messrs. Graves or Smith, two times the sum of his annual base salary and targeted incentive compensation in the year of termination, and

   o For Mr. Chaffin or Ms. Simpson, the sum of his or her annual base salary and targeted incentive compensation.

In addition, each of these officers would continue to receive their health and welfare, automobile and life insurance benefits for a period following termination equal to two years for Messrs. Graves and Smith and one year for Mr. Chaffin and Ms. Simpson, subject to limitations imposed by applicable plan documents or law.

We qualify this description with the form of employment agreement, which is incorporated by reference as an exhibit to the attached Annual Report on Form 10-K.

(b)      Restricted Stock Awards

         Effective September 21, 2005, we awarded restricted stock to some of our employees under our 2005 TALX Corporation Omnibus Incentive Plan (the "Omnibus Plan"). In connection with this award to our employees, after adjustment for the effect of the 2006 3-for-2 stock split, Mr. Canfield received 16,500 shares, Mr. Graves received 3,600 shares, and Messrs. Smith and Chaffin and Ms. Simpson each received 2,100 shares. Effective January 24, 2006, we awarded restricted stock to some of our employees under the Omnibus Plan. In connection with this award to our employees, Mr. Canfield received 13,750 shares, Mr. Graves received 7,700 shares, Mr. Smith

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received 6,050 shares, Mr. Chaffin received 4,400 shares, and Ms. Simpson received 5,400 shares. All of the restricted shares vest annually on the anniversary of the date of grant in equal parts over a five-year period. We qualify this disclosure by the forms of awards, which have been incorporated by reference as exhibits to the attached Annual Report on Form 10-K.

(c)      Annual Incentive Compensation Plan

         We have an annual incentive compensation plan, in which some of our employees, including the named executive officers, participate. Under the plan, employees receive cash compensation in an amount equal to a specified percentage of their annual base salary (or of specified amounts in the case of other specified performance-based criteria set forth in an applicable award) if we approach, meet or exceed our annual earnings per share ("EPS") goal, which is annually determined by our board of directors, typically in the first fiscal quarter.

         Effective April 1, 2006, Mr. Canfield will be entitled to receive an annual incentive bonus ranging from 45 to 112.5% of his base salary, based on an EPS goal, assuming certain criteria are met; Mr. Graves will be entitled to receive an annual incentive bonus ranging from 41.9 to 104.7% of his base salary, based on an EPS goal, assuming certain criteria are met; Mr. Smith will be entitled to receive an annual incentive bonus ranging from 22.5 to 56.2% of his base salary, based on an EPS goal, assuming certain criteria are met; Mr. Chaffin will be entitled to receive an annual incentive bonus ranging from 7 to 17.6% of his base salary, based on an EPS goal, assuming certain criteria are met; and Ms. Simpson will be entitled to receive an annual incentive bonus ranging from 12 to 30% of her base salary, based on an EPS goal, assuming certain criteria are met. For Mr. Smith, in fiscal year 2007, in addition to an EPS goal, which could result in Mr. Smith receiving from 16.3 - 40.9% of his base salary as a component of his incentive compensation, Mr. Smith's incentive compensation award contains operating profit margin and revenue targets for our Complementary Work Number Services businesses. For Mr. Chaffin, in fiscal year 2007, in addition to an EPS goal, which could result in Mr. Chaffin receiving from 27 - 67.6% of his base salary as a component of his incentive compensation, Mr. Chaffin's incentive compensation award contains operating profit margin and revenue targets for our UC eXpress division. For Ms. Simpson, in fiscal year 2007, in addition to an EPS goal, which could result in Ms. Simpson receiving from 24.3 - 60.7% of her base salary as a component of her incentive compensation, Ms. Simpson's incentive compensation award contains operating margin and revenue targets for The Work Number.

(d)      2006-2008 Long-Term Incentive Plan

         Mr. Canfield and Mr. Graves participate in our 2006-2008 Long Term Incentive Plan for Selected Key Executives, which we refer to as the "2006 LTIP." The 2006 LTIP is designed to attract and motivate key selected employees toward long-term profit improvement and to permit them to earn additional compensation in the event that the profitability and asset productivity goals are achieved over the three-year term of the plan.

The 2006 LTIP is governed by the Omnibus Plan. Under the terms of the plan, our Compensation Committee determines the identities of the officers of TALX and our affiliates who are eligible to participate and generally has conclusive discretion with respect to other matters under the 2006 LTIP. Each participant must remain our employee for the entire term of the 2006 LTIP award, and

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no partial awards will be granted in the event of a participant's termination prior to the completion of the final plan year, subject to the next sentence, unless the Compensation Committee authorizes a partial award. Awards will vest and become payable in part if termination occurs as a result of a participant's death, disability or retirement before the completion of the term. Cash awards are determined as a percentage of a participant's base salary for the final year of the plan. The 2006 LTIP commenced on April 1, 2005, subject to shareholder approval of the Omnibus Plan, which approval was obtained on September 8, 2005. Currently, Mr. Canfield and Mr. Graves are the only employees designated by the Compensation Committee to participate in the 2006 LTIP, as follows:


     TALX Corporation 2006-2008 Long-Term Incentive Plan for Key Executives


                                                                                                Estimated Future
                                                                       Performance Or             Payouts Under
                                                Number of               Other Period                Non-Stock
                                               Performance            Until Maturation          Price-Based Plans
                 Name                            Units(1)                 Or Payout              Target/Maximum
                 ----                        ---------------          ----------------          -----------------


William W. Canfield...................             N/A                   2006-2008            $450,000/$787,500 (1)
L. Keith Graves.......................             N/A                   2006-2008            $240,000/$360,000 (1)


     (1) In the event that we meet or exceed the award criteria, and the other conditions under the 2006 LTIP are satisfied, we will pay Mr. Canfield an amount in cash ranging from 100%-175% of his 2008 base salary pursuant to his award under the 2006 LTIP and Mr. Graves an amount in cash ranging from 100%-150% of his 2006 base salary pursuant to his award under the 2006 LTIP.

(e)      Nonqualified Deferred Compensation Plan

         On May 22, 2006, our Board of Directors approved the adoption of the TALX Corporation Nonqualified Savings and Retirement Plan (the "Plan"). The Plan is available to a select group of management or highly compensated employees, including our named executive officers. This disclosure is qualified by reference to the Plan and related Adoption Agreement, copies of which are incorporated by reference as exhibits to the attached Annual Report on Form 10-K.